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                                  EXHIBIT 8(c)

                       [Letterhead of Wikborg, Rein & Co.]

Fountain Oil Incorporated
1400 Broadfield Boulevard
Suite 100
Houston, TX  77084
USA

Our ref: 971290 HMY/kjo
Responsible partner:  Helge Myhre                               Oslo, 4 May 1998

Dear Sirs:

        We are acting as special tax counsel to Fountain Oil Incorporated, a Delaware corporation ("Fountain"), in connection with the proposed transaction (the "Transaction") between Fountain and CanArgo Energy Inc. ("CanArgo") as described in the Joint Proxy Statement/Prospectus, included in the Registration on Form S-3 as amended (File No. 333-48287) (the "Registration Statement").

        The following opinion is based on our review of the Registration Statement and such other materials and documents as we have deemed appropriate. In rendering our opinion, we have, with your permission, assumed the accuracy of the matters described in the Registration Statement as of now and as of the effective time of the transaction and the transactions described therein will take place as stated therein. We have also relied on certain representations that we have received from the company.

        On the basis of the information and representation contained in the foregoing materials, we confirm that the discussion under the caption "TAX CONSIDERATIONS - Norwegian Tax Considerations" in the Registration Statement, to the extent it constitutes matters of law or legal conclusions, represents our opinion.

        This opinion expresses our views as to Norwegian income tax laws in effect as of the date hereof, including Norwegian applicable regulations, published rulings and administrative practices of the Norwegian Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by Fountain or CanArgo contrary to such representations might adversely affect the conclusion stated herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "TAX CONSIDERATIONS - Norwegian Tax Considerations."

Yours sincerely,

WIKBORG, REIN & CO.

/s/  Helge Myhre

Helge Myhre